Exhibit 8.1

Sidley Austin LLP 555 West Fifth Street Los Angeles, CA 90013 +1 213 896 6000 +1 213 896 6600 Fax AMERICA · ASIA PACIFIC · EUROPE

June 10, 2021

Metaurus Advisors LLC

589 Fifth Avenue, Suite 808

NY, NY 10017

Re: Metaurus Equity Component Trust

Ladies and Gentlemen:

We have served as special tax counsel to Metaurus Advisors LLC (“Sponsor”) in its capacity as sponsor of Metaurus Equity Component Trust (“Trust”), a Delaware statutory trust organized into two separate series, which include the U.S. Equity Cumulative Dividends Fund—Series 2027 (the “Dividend Fund”) and the U.S. Equity Ex-Dividend Fund—Series 2027 (the “Ex-Dividend Fund”, and together with the Dividend Fund, the “Funds” and each, a “Fund”)), in connection with the filing of the Prospectus, dated June 10, 2021 (the “Prospectus”), as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to shares of each of the Dividend Fund and the Ex-Dividend Fund with a proposed maximum aggregate offering price of U.S. $1,947,209,159 representing fractional undivided beneficial interests in, and ownership of, the net assets of the applicable Fund (the “Shares”). In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

In rendering the opinion expressed herein, we have examined and relied on the Prospectus; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor and the Trust and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinion is not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.

Based upon and subject to the foregoing, we confirm that the discussion in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations,” to the extent it consists of statements of U.S. federal income tax law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

June 10, 2021

Metaurus Advisors LLC

The opinion stated above represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinion set forth above represents our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Sponsor and the Trust.

The opinion set forth in this letter is (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Sponsor. We assume no obligation to update our opinion for events or changes in the law occurring after the effective date of the Prospectus.

We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Prospectus and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP